Exhibit 99.1
December 21, 2007
Press Release
IBT announces that the shareholders of Greenville Community Financial Corporation (GCFC) approved the merger between GCFC and IBT Bancorp, Inc. (IBT) at a meeting of its shareholders held December 17th, 2007. With the addition of the Greenville Community Bank to the IBT family of community banks, IBT’s assets will be in excess of $1.0 billion and its assets under management in IBT’s trust department, Raymond James brokerage operation, and loans sold and serviced will be in excess of $1.5 billion. With the addition of GCFC shareholders, IBT has more than 2,750 shareholders, with the vast majority residing in Michigan. The transaction is scheduled to be effective after the close of business December 31, 2007.
IBT also announces its Board of Directors has declared a $0.32 per share 4th quarter cash dividend. The record date for the cash dividend was December 3, 2007 with a payment date of December 31, 2007. IBT has increased its annual cash dividend for 26 consecutive years. Additionally, due to IBT’s continued strong financial performance the Board of Directors also has declared a bi-annual 10% stock dividend in December. The record date of the stock dividend is January 2, 2008 with a payment date of February 29, 2008.
This press release contains certain forward-looking statements that involve risk and uncertainties. When used in this press release the words “expected,” “intend,” “will,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth and the expected closing date. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental, and technological factors affecting IBT’s operations, markets, products, services, interest rates, and/or fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.